Exhibit 99.2
RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net sales	$102,593	$100,247	$317,129	$310,655
Cost and expenses:
Cost of sales	88,418	82,426	258,482	263,047
Selling, general, and administrative expenses	15,771	15,384	47,828	46,526
Research, technical, and product development expenses	783	466	2,536	1,493
Asset and asset-related charges (income)	(151)	—	(3,262)	—

Operating income (loss)	(2,228)	1,971	11,545	(411)
Other income (loss)	(519)	252	(153)	2,006
Interest income	127	257	358	1,325
Interest expense	(264)	(7,231)	(828)	(12,007)

Income (loss) before income taxes	(2,884)	(4,751)	10,922	(9,087)
Provision for income taxes	13,891	3,901	6,060	899

Net income (loss)	$(16,775)	$(8,652)	$4,862	$(9,986)

Earnings (loss) per share:
Basic	$(0.56)	$(0.35)	$0.16	$(0.42)

Diluted	$(0.56)	$(0.35)	$0.16	$(0.42)

Weighted-average shares outstanding:
Basic	29,933,615	24,643,301	29,901,657	23,588,555

Diluted	29,933,615	24,643,301	30,143,031	23,588,555

The accompanying notes are an integral part of these condensed consolidated financial statements.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$113,634	$56,216
Short-term investments	20,257	65,042
Receivables, less allowance for doubtful accounts of $677 and $646	53,306	60,924
Inventories, net	274,759	266,887
Deferred income taxes	25,914	21,237
Other current assets	7,034	21,410

Total current assets	494,904	491,716
Property, plant, and equipment, net	254,605	252,301
Goodwill	41,339	41,068
Other intangible assets, net	13,851	14,299
Deferred income taxes	51,811	53,814
Other noncurrent assets	1,077	1,537

Total assets	$857,587	$854,735

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$42,035	$39,193
Accrued wages and other employee costs	17,504	9,796
Unearned revenues	15,211	21,832
Current liability for post-retirement benefits	2,476	2,476
Current liability for pension benefits	140	140
Other accrued liabilities	19,241	30,518

Total current liabilities	96,607	103,955
Long-term debt	48	81
Noncurrent liability for post-retirement benefits	35,320	34,530
Noncurrent liability for pension benefits	26,146	28,102
Deferred income taxes	62	244
Other noncurrent liabilities	7,556	8,617

Total liabilities	165,739	175,529

Commitments and Contingencies
Shareholders’ equity:
Common stock, $0.01 par value; 50,000,000 shares authorized; 30,852,598 and 30,724,351 shares issued; 30,121,657 and 30,010,998 shares outstanding	309	307
Additional paid-in capital	443,611	439,361
Treasury stock, at cost; 730,941 and 713,353 shares	(17,341)	(16,996)
Accumulated other comprehensive loss	(29,690)	(33,563)
Retained earnings	294,959	290,097

Total shareholders’ equity	691,848	679,206

Total liabilities and shareholders’ equity	$857,587	$854,735

The accompanying notes are an integral part of these condensed consolidated financial statements.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended
	September 30,
	2010	2009
OPERATING ACTIVITIES:
Net income (loss)	$4,862	$(9,986)
Adjustment for non-cash items included in net income:
Depreciation and amortization	16,600	15,985
Asset and asset-related charges (income)	(1,332)	—
Deferred income taxes	(2,462)	(11,571)
Stock-based compensation	3,099	3,668
Excess tax benefits from stock-based compensation activity	(350)	(439)
Gain on sale of property, plant and equipment	(345)	—
Other	267	102

Changes in assets and liabilities:
Receivables	7,104	15,363
Inventories	(9,498)	5,423
Accounts payable	2,730	5,635
Income taxes payable	177	(9)
Unearned revenue	(2,499)	(3,510)
Other current assets and liabilities	13,159	(4,408)
Other noncurrent assets and liabilities	99	485

Cash provided by operating activities	31,611	16,738

INVESTING ACTIVITIES:
Proceeds from disposal of property, plant, and equipment	1,433	—
Purchase of short-term investments	(215)	(40,000)
Sale of short-term investments	45,000	—
Capital expenditures	(22,859)	(63,362)

Cash provided by (used in) investing activities	23,359	(103,362)

FINANCING ACTIVITIES:
Proceeds from exercise of employee stock options	983	51
Excess tax benefits from stock-based compensation activity	350	439
Financing fees	—	(300)
Borrowings on long-term debt	—	1,181
Repayments on long-term debt	(33)	(243,449)
Purchase of common stock held in treasury	(345)	(88)
Proceeds from equity offering, net	—	127,423

Cash provided by (used in) financing activities	955	(114,743)

Effect of exchange rate changes on cash and cash equivalents	1,493	1,651

Increase (decrease) in cash and cash equivalents	57,418	(199,716)
Cash and cash equivalents at beginning of period	56,216	284,449

Cash and cash equivalents at end of period	$113,634	$84,733

The accompanying notes are an integral part of these condensed consolidated financial statements.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Comprehensive Income and Shareholders’ Equity
(Unaudited)
(In thousands, except share amounts)

						Accumulated Other Comprehensive
						Income (Loss)
						Net Unrealized Gain (Loss) From
	Common Stock		Additional			Available	Minimum	Foreign
	Shares		Paid-In	Treasury	Retained	For Sale	Pension	Currency
	Outstanding	Amount	Capital	Stock	Earnings	Investments	Liability	Translation	Total

Balance at December 31, 2009	30,010,998	$307	$439,361	$(16,996)	$290,097	$42	$(39,932)	$6,327	$679,206
Net Income	—	—	—	—	4,862	—	—	—	4,862
Foreign currency translation	—	—	—	—	—	—	—	1,744	1,744
Unrealized gain on investments	—	—	—	—	—	13	—	—	13
Benefit plan amortization	—	—	—	—	—	—	2,116	—	2,116

Comprehensive income									8,735
Shares issued for directors’ compensation	16,763	—	—	—	—	—	—	—	—
Shares issued for restricted stock award plans	49,770	1	—	—	—	—	—	—	1
Stock-based compensation expense recognized	—	—	3,099	—	—	—	—	—	3,099
Treasury stock purchased at cost	(13,288)	—	—	(345)	—	—	—	—	(345)
Exercise of employee options	57,776	1	982	—	—	—	—	—	983
Forefeiture of restricted stock awards	(4,300)	—	—	—	—		—	—	—
Tax benefits from stock-based compensation activity	—	—	71	—	—	—	—	—	71
Shares issued for employee stock purchase plan	3,938	—	98	—	—	—	—	—	98

Balance at September 30, 2010	30,121,657	$309	$443,611	$(17,341)	$294,959	$55	$(37,816)	$8,071	$691,848

The accompanying notes are an integral part of these condensed consolidated financial statements.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements
(Unaudited)

(In thousands, except share and per share amounts, unless otherwise indicated)

Note 1—	BASIS OF PRESENTATION:

The accompanying unaudited condensed consolidated financial statements of RTI International Metals, Inc. and its subsidiaries (the “Company” or “RTI”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, certain information and note disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading. In the opinion of management, these financial statements contain all of the adjustments of a normal and recurring nature considered necessary to state fairly the results for the interim periods presented. The results for the interim periods are not necessarily indicative of the results to be expected for the full year.

The balance sheet at December 31, 2009 has been derived from the audited consolidated financial statements at that date, but does not include all of the information and notes required by GAAP for complete financial statements. Although the Company believes that the disclosures are adequate to make the information presented not misleading, it is suggested that these Condensed Consolidated Financial Statements be read in conjunction with accounting policies and Notes to the Consolidated Financial Statements included in the Company’s 2009 Annual Report on Form 10-K.

Note 2—	ORGANIZATION:

The Company is a leading producer and global supplier of titanium mill products and a manufacturer of fabricated titanium and specialty metal components for the international aerospace, defense, energy, and industrial and consumer markets. It is a successor to entities that have been operating in the titanium industry since 1951. The Company first became publicly traded on the New York Stock Exchange in 1990 under the name RMI Titanium Co. and the symbol “RTI”, and was reorganized into a holding company structure in 1998 under the name RTI International Metals, Inc.

The Company conducts business in three segments: the Titanium Group, the Fabrication Group, and the Distribution Group.

The Titanium Group melts, processes, and produces a complete range of titanium mill products which are further processed by its customers for use in a variety of commercial aerospace, defense, and industrial and consumer applications. With operations in Niles, Ohio; Canton, Ohio; and Hermitage, Pennsylvania; and a new facility under construction in Martinsville, Virginia, the Titanium Group has overall responsibility for the production of primary mill products including, but not limited to, bloom, billet, sheet, and plate. In addition, the Titanium Group produces ferro titanium alloys for its steel-making customers. The Titanium Group also focuses on the research and development of evolving technologies relating to raw materials, melting and other production processes, and the application of titanium in new markets.

The Fabrication Group is comprised of companies with significant hard-metal expertise that extrude, fabricate, machine, and assemble titanium and other specialty metal parts and components. Its products, many of which are complex engineered parts and assemblies, serve commercial aerospace, defense, oil and gas, power generation, medical device, and chemical process industries, as well as a number of other industrial and consumer markets. With operations located in Houston, Texas; Washington, Missouri; Laval, Canada; and a representative office in China, the Fabrication Group provides value-added products and services such as engineered tubulars and extrusions, fabricated and machined components and sub-assemblies, as well as engineered systems for deepwater oil and gas exploration and production infrastructure.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements
(Unaudited)

(In thousands, except share and per share amounts, unless otherwise indicated)

The Distribution Group stocks, distributes, finishes, cuts-to-size, and facilitates just-in-time delivery services of titanium, steel, and other specialty metal products, primarily nickel-based specialty alloys. With operations in Garden Grove, California; Windsor, Connecticut; Sullivan, Missouri; Staffordshire, England; and Rosny-Sur-Seine, France; the Distribution Group is in close proximity to its wide variety of commercial aerospace, defense, and industrial and consumer customers.

Both the Fabrication Group and the Distribution Group utilize the Titanium Group as their primary source of titanium mill products.

Note 3—	ASSET AND ASSET-RELATED CHARGES (INCOME):

In December 2009, the Company announced that it had indefinitely delayed the construction of its premium-grade titanium sponge production facility in Hamilton, Mississippi. The indefinite delay was identified as a triggering event for an asset impairment test. The Company reviewed the assets for recoverability and determined that the assets were impaired. At that time, the Company had spent approximately $66.9 million related to the construction of the facility and had additional contractual commitments of approximately $7.8 million. The Company determined the fair value of the assets to be $5.8 million. As a result, the Company recorded an asset and asset-related impairment charge of $68.9 million in December 2009. These assets were not placed into service, therefore no depreciation expense related to them had been recognized. The $7.8 million of additional contractual commitments was recorded within other accrued liabilities within the Company’s Consolidated Balance Sheet at December 31, 2009.

During the three and nine months ended September 30, 2010, the Company recorded asset and asset-related charges (income) totaling $(0.2) million and $(3.3) million, respectively. These amounts were comprised of the favorable settlement of several previously accrued contractual commitments resulting in recognition of income totaling $0.2 million and $6.6 million during the three and nine months ended September 30, 2010, respectively, including $1.9 million of vendor refunds, all of which was received in cash during the nine months ended September 30, 2010. Offsetting this income was a write-down of sponge-plant related assets totaling $1.4 million during the nine months ended September 30, 2010. These assets were recorded in conjunction with the above-mentioned additional contractual commitments and were written-down due to the settlement of these contractual commitments as the Company’s contractors were able to return these assets to their vendors for credit, thereby reducing the Company’s contractual commitments and, to a lesser extent, its sponge-plant related assets. There were no such write-downs during the three months ended September 30, 2010. In addition, during the nine months ended September 30, 2010, the Company recognized additional asset impairments totaling $1.9 million reflecting the decrease in the expected future cash flows of the sponge plant assets. There were no such asset impairments recognized during the three months ended September 30, 2010.

A summary of the status of the Company’s accrual for additional contractual commitments as of September 30, 2010, and the activity for the nine months then ended is as follows:

Sponge-Plant
Asset
Commitments

Balance as of December 31, 2009	$7,809
Settlements/adjustments	(4,625)
Payments	(1,402)

Balance as of September 30, 2010	$1,782

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements
(Unaudited)

(In thousands, except share and per share amounts, unless otherwise indicated)

Note 4—	STOCK-BASED COMPENSATION:

Stock Options

A summary of the status of the Company’s stock options as of September 30, 2010, and the activity during the nine months then ended, is presented below:

Stock Options	Options

Outstanding at December 31, 2009	475,581
Granted	114,830
Forfeited	(7,902)
Expired	(17,032)
Exercised	(57,776)

Outstanding at September 30, 2010	507,701

Exercisable at September 30, 2010	281,468

The fair value of stock options granted was estimated at the date of grant using the Black-Scholes option-pricing model based upon the assumptions noted in the following table:

2010

Risk-free interest rate	2.26%
Expected dividend yield	0.00%
Expected lives (in years)	4.0
Expected volatility	66.00%

The weighted-average grant date fair value of stock option awards granted during the nine months ended September 30, 2010 was $12.88.

Restricted Stock

A summary of the status of the Company’s nonvested restricted stock as of September 30, 2010, and the activity during the nine months then ended, is presented below:

Nonvested Restricted Stock Awards	Shares

Nonvested at December 31, 2009	171,387
Granted	66,533
Vested	(73,331)
Forfeited	(4,300)

Nonvested at September 30, 2010	160,289

The fair value of restricted stock grants was calculated using the market value of the Company’s Common Stock on the date of issuance. The weighted-average grant date fair value of restricted stock awards granted during the nine months ended September 30, 2010 was $25.73.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements
(Unaudited)

(In thousands, except share and per share amounts, unless otherwise indicated)

Performance Share Awards

A summary of the Company’s performance share award activity during the nine months ended September 30, 2010 is presented below:

	Awards	Maximum Shares
Performance Share Awards	Activity	Eligible to Receive

Outstanding at December 31, 2009	73,380	146,760
Granted	49,450	98,900
Forfeited	(5,300)	(10,600)

Outstanding at September 30, 2010	117,530	235,060

The fair value of the performance share awards granted was estimated by the Company at the grant date using a Monte Carlo model. The weighted-average grant date fair value of performance shares awarded during the nine months ended September 30, 2010 was $38.79.

Note 5—	INCOME TAXES:

Management evaluates the estimated annual effective income tax rate on a quarterly basis based on current and forecasted business levels and activities, including the mix of domestic and foreign results and enacted tax laws. This estimated annual effective tax rate is updated quarterly based upon actual results and updated operating forecasts. Items unrelated to current year ordinary income are recognized entirely in the period identified as a discrete item of tax.

The quarterly income tax provision is ordinarily comprised of tax on ordinary income using the most recent estimated annual effective tax rate, adjusted for the effect of discrete items. At September 30, 2010 however, the Company’s low level of expected 2010 pretax income produces significant variability in the annual effective tax rate and a tax charge that would significantly exceed year-to-date pretax income. Accordingly, the income tax charge recognized through the third quarter is the amount of tax expense associated with actual results generated through the nine month period ended September 30, 2010.

The provision for income taxes for the nine months ended September 30, 2010 reflects a discrete period effective tax rate applied to ordinary income of 62.4%. The annual effective tax rate computed in the same period in 2009 was zero. These rates differ from the federal statutory rate of 35% principally as a result of the mix of domestic income and foreign losses benefited at lower tax rates.

Inclusive of discrete items, the Company recognized a provision for federal, state and foreign income taxes of $6.1 million, or 55.5% of pretax income, and $0.9 million, or (9.9)% of pretax income, for the nine month periods ended September 30, 2010 and 2009, respectively. Discrete items totaling $0.8 million reduced the provision for income taxes for the nine months ended September 30, 2010 and were comprised of a $1.6 million charge associated with the enacted healthcare legislation with the remainder associated with adjustments to unrecognized tax benefits due to the effective settlement of an income tax examination and other immaterial items. The provision for the prior year to date period was comprised entirely of discrete items of tax attributable to adjustments to unrecognized tax benefits and normal adjustments for tax returns filed during the period.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements
(Unaudited)

(In thousands, except share and per share amounts, unless otherwise indicated)

Note 6—	EARNINGS PER SHARE:

Basic earnings per share was computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding for each respective period. Diluted earnings per share was calculated by dividing net income (loss) by the weighted-average of all potentially dilutive shares of common stock that were outstanding during the periods presented.

Actual weighted-average shares of common stock outstanding used in the calculation of basic and diluted earnings (loss) per share for the three and nine months ended September 30, 2010 and 2009 were as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Numerator:
Net income (loss)	$(16,775)	$(8,652)	$4,862	$(9,986)
Denominator:
Basic weighted-average shares outstanding	29,933,615	24,643,301	29,901,657	23,588,555
Effect of diluted securities	—	—	241,374	—

Diluted weighted-average shares outstanding	29,933,615	24,643,301	30,143,031	23,588,555

Earnings (loss) per share:
Basic	$(0.56)	$(0.35)	$0.16	$(0.42)
Diluted	$(0.56)	$(0.35)	$0.16	$(0.42)

For the three and nine months ended September 30, 2010, options to purchase 546,240 and 269,746 shares of Common Stock, at an average price of $30.72 and $46.92, respectively, have been excluded from the calculation of diluted earnings per share because their effects were antidilutive. For the three and nine months ended September 30, 2009, options to purchase 511,620 and 498,526 shares of Common Stock, at an average price of $30.86 and $31.41, respectively, have been excluded from the calculations of diluted earnings per share because their effects were antidilutive.

Note 7—	RECEIVABLES:

Receivables are carried at net realizable value. Estimates are made as to the Company’s ability to collect outstanding receivables, taking into consideration the amount, the customer’s financial condition, and the age of the receivable. The Company ascertains the net realizable value of amounts owed and provides an allowance when collection becomes doubtful. Receivables are expected to be collected in the normal course of business and consisted of the following:

	September 30,	December 31,
	2010	2009

Trade and commercial customers	$53,983	$61,570
Less: Allowance for doubtful accounts	(677)	(646)

Total receivables	$53,306	$60,924

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements
(Unaudited)

(In thousands, except share and per share amounts, unless otherwise indicated)

Note 8—	INVENTORIES:

Inventories are valued at cost as determined by the last-in, first-out (“LIFO”) method for approximately 62% of the Company’s inventories as of both September 30, 2010 and December 31, 2009. The remaining inventories are valued at cost determined by a combination of the first-in, first-out (“FIFO”) and weighted-average cost methods. Inventory costs generally include materials, labor, and manufacturing overhead (including depreciation). When market conditions indicate an excess of carrying cost over market value, a lower-of-cost-or-market provision is recorded. Inventories consisted of the following:

	September 30,	December 31,
	2010	2009

Raw materials and supplies	$132,529	$145,062
Work-in-process and finished goods	202,377	197,840
LIFO reserve	(60,147)	(76,015)

Total inventories	$274,759	$266,887

As of September 30, 2010 and December 31, 2009, the current cost of inventories exceeded their carrying value by $60,147 and $76,015, respectively. The Company’s FIFO inventory value is used to approximate current costs.

Note 9—	GOODWILL AND OTHER INTANGIBLE ASSETS:

The Company does not amortize goodwill; however, the carrying amount of goodwill is tested, at least annually, for impairment. Absent any events throughout the year which would indicate a potential impairment has occurred, the Company performs its annual impairment testing during the fourth quarter.

While there have been no impairments during 2010, nor have there been any events throughout 2010 which would indicate a potential impairment has occurred, uncertainties or other factors that could result in a potential impairment in future periods include continued long-term production delays or a significant decrease in expected demand related to the Boeing 787 Dreamliner® program, as well as any cancellation of one of the other major aerospace programs the Company currently supplies, including the Joint Strike Fighter program or the Airbus family of aircraft, including the A380 and A350XWB programs. In addition, the Company’s ability to ramp up its production of these programs in a cost-efficient manner may also impact the results of a future impairment test.

Goodwill.  The carrying amount of goodwill attributable to each segment at December 31, 2009 and September 30, 2010 was as follows:

	Titanium	Fabrication	Distribution
	Group	Group	Group	Total

Balance at December 31, 2009:
Goodwill	$2,548	$37,386	$9,833	$49,767
Accumulated impairment loss	—	(8,699)	—	(8,699)

Net goodwill	2,548	28,687	9,833	41,068
Translation adjustment	—	271	—	271
Balance at September 30, 2010:
Goodwill	2,548	37,657	9,833	50,038
Accumulated impairment loss	—	(8,699)	—	(8,699)

Net goodwill	$2,548	$28,958	$9,833	$41,339

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements
(Unaudited)

(In thousands, except share and per share amounts, unless otherwise indicated)

Intangibles.  Intangible assets consist of customer relationships as a result of the Company’s previous acquisitions. These intangible assets, which were valued at fair value, are being amortized over 20 years. In the event that long-term demand or market conditions change and the expected future cash flows associated with these assets is reduced, a write-down or acceleration of the amortization period may be required.

There were no intangible assets attributable to our Titanium Group and Distribution Group at December 31, 2009 and September 30, 2010. The carrying amount of intangible assets attributable to our Fabrication Group at December 31, 2009 and September 30, 2010 was as follows:

	December 31,		Translation	September 30,
	2009	Amortization	Adjustment	2010

Fabrication Group	$14,299	$(734)	$286	$13,851

Note 10—	UNEARNED REVENUE:

The Company reported a liability for unearned revenue of $15,211 and $21,832 as of September 30, 2010 and December 31, 2009, respectively. These amounts primarily represent payments received in advance from commercial aerospace, defense, and energy market customers on long-term orders, which the Company has not recognized as revenues.

Note 11—	OTHER INCOME (EXPENSE):

Other income (expense) for the three months ended September 30, 2010 and 2009 was $(519) and $252, respectively. Other income (expense) for the nine months ended September 30, 2010 and 2009 was $(153) and $2,006, respectively. Other income consists primarily of foreign exchange gains and losses from international operations and fair value adjustments related to the Company’s foreign currency forward contracts. See Note 15 to the Company’s Condensed Consolidated Financial Statements for further information on the Company’s foreign currency forward contracts.

Note 12—	EMPLOYEE BENEFIT PLANS:

Components of net periodic pension and other post-retirement benefit cost for the three and nine months ended September 30, 2010 and 2009 for those salaried and hourly covered employees were as follows:

	Pension Benefits				Other Post-Retirement Benefits
	Three Months		Nine Months		Three Months		Nine Months
	Ended		Ended		Ended		Ended
	September 30,		September 30,		September 30,		September 30,
	2010	2009	2010	2009	2010	2009	2010	2009

Service cost	$451	$397	$1,353	$1,193	$178	$127	$534	$383
Interest cost	1,770	1,762	5,310	5,285	550	535	1,650	1,604
Expected return on plan assets	(1,869)	(1,929)	(5,607)	(5,788)	—	—	—	—
Amortization of prior service cost	131	209	393	627	303	303	910	910
Amortization of unrealized gains	702	481	2,104	1,441	—	—	—	—

Net periodic benefit cost	$1,185	$920	$3,553	$2,758	$1,031	$965	$3,094	$2,897

Note 13—	COMMITMENTS AND CONTINGENCIES:

From time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. In the Company’s opinion, the ultimate liability, if any, resulting from these matters will have no significant effect on its Consolidated Financial Statements. Given the critical nature of many of the aerospace end uses for the Company’s products, including specifically their use in critical rotating

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements
(Unaudited)

(In thousands, except share and per share amounts, unless otherwise indicated)

parts of gas turbine engines, the Company maintains aircraft products liability insurance of $350 million, which includes grounding liability.

Tronox LLC Litigation

In connection with our now indefinitely delayed plans to construct a premium-grade titanium sponge production facility in Hamilton, Mississippi, in 2008, a subsidiary of ours entered into an agreement with Tronox LLC (“Tronox”) for the long-term supply of titanium tetrachloride (“TiCl4”), the primary raw material in the production of titanium sponge. Tronox filed for Chapter 11 bankruptcy protection in January 2009. On September 23, 2009, the subsidiary of the Company filed a complaint in the United States Bankruptcy Court for the Southern District of New York against Tronox challenging the validity of the supply agreement. Tronox filed a motion to dismiss the complaint, and on February 9, 2010 the Bankruptcy Court issued an order granting the motion. The Company’s subsidiary has appealed the order, as it believes that its claims seeking termination and/or rescission of the supply agreement and companion ground lease on grounds of breach of warranty, nondisclosure, mistake and breach of duty of good faith and fair dealing are meritorious; however, due to the inherent uncertainties of litigation and because of the pending appeal, the ultimate outcome of the matter is uncertain. Pending the outcome of this litigation, management estimates that additional future contractual expenses could be up to $36 million.

Environmental Matters

The Company is subject to environmental laws and regulations as well as various health and safety laws and regulations that are subject to frequent modifications and revisions. While the costs of compliance for these matters have not had a material adverse impact on the Company in the past, it is not possible to accurately predict the ultimate effect these changing laws and regulations may have on the Company in the future. The Company continues to evaluate its obligation for environmental-related costs on a quarterly basis and makes adjustments as necessary.

Given the status of the proceedings at certain of the Company’s sites and the evolving nature of environmental laws, regulations, and remediation techniques, the Company’s ultimate obligation for investigative and remediation costs cannot be predicted. It is the Company’s policy to recognize environmental costs in the financial statements when an obligation becomes probable and a reasonable estimate of exposure can be determined. When a single estimate cannot be reasonably made, but a range can be reasonably estimated, the Company accrues the amount it determines to be the most likely amount within that range.

Based on available information, the Company believes that its share of possible environmental-related costs is in a range from $770 to $2,242 in the aggregate. At September 30, 2010 and December 31, 2009, the amounts accrued for future environmental-related costs were $1,403 and $1,546, respectively. Of the total amount accrued at September 30, 2010, $148 is expected to be paid out within the next twelve months, and is included in other accrued liabilities. The remaining $1,255 is recorded in other noncurrent liabilities. During the three and nine months ended September 30, 2010, the Company made payments totaling $55 and $145 related to its environmental liabilities.

As these proceedings continue toward final resolution, amounts in excess of those already provided may be necessary to discharge the Company from its obligations.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements
(Unaudited)

(In thousands, except share and per share amounts, unless otherwise indicated)

Duty Drawback Investigation

The Company maintained a program through an authorized agent to recapture duty paid on imported titanium sponge as an offset against exports for products shipped outside the U.S. by the Company or its customers. The agent, who matched the Company’s duty paid with the export shipments through filings with U.S. Customs and Border Protection (“U.S. Customs”), performed the recapture process.

Historically, the Company recognized a credit to Cost of Sales when it received notification from its agent that a claim had been filed and received by U.S. Customs. For the period January 1, 2001 through March 31, 2007, the Company recognized a reduction to Cost of Sales totaling $14.5 million associated with the recapture of duty paid. This amount represents the total of all claims filed by the agent on the Company’s behalf.

During 2007, the Company received notice from U.S. Customs that it was under formal investigation with respect to $7.6 million of claims previously filed by the agent on the Company’s behalf. The investigation relates to discrepancies in, and lack of supporting documentation for, claims filed through the Company’s authorized agent. The Company revoked the authorized agent’s authority and is fully cooperating with U.S. Customs to determine the extent to which any claims may be invalid or may not be supportable with adequate documentation. In response to the investigation noted above, the Company suspended the filing of new duty drawback claims through the third quarter of 2007. The Company is fully engaged and cooperating with U.S. Customs in an effort to complete this investigation in an expeditious manner.

Concurrent with the U.S. Customs investigation, the Company performed an internal review of the entire $14.5 million of drawback claims filed with U.S. Customs to determine to what extent any claims may have been invalid or may not have been supported with adequate documentation. As a result, the Company recorded charges totaling $10.5 million to Cost of Sales through December 31, 2009. No additional charges were recorded during the three or nine months ended September 30, 2010.

These above-mentioned charges represent the Company’s current best estimate of probable loss. Of this amount, $9.5 million was recorded as a contingent current liability and $1.0 million was recorded as a write-off of an outstanding receivable representing claims filed which had not yet been paid by U.S. Customs. Through December 31, 2009, the Company repaid to U.S. Customs $4.0 million for invalid claims. The Company made additional repayments totaling $2.7 million during the nine months ended September 30, 2010. As a result of these payments, the Company’s liability totaled $2.8 million as of September 30, 2010. While the Company’s internal investigation into these claims is complete, there is not a timetable of which it is aware for when U.S. Customs will conclude its investigation.

While the ultimate outcome of the U.S. Customs investigation is not yet known, the Company believes there is an additional possible risk of loss between $0 and $3.0 million based on current facts, exclusive of additional amounts imposed for interest, which cannot be quantified at this time. This possible risk of future loss relates primarily to indirect duty drawback claims filed with U.S. Customs by several of the Company’s customers as the ultimate exporter of record in which the Company shared in a portion of the revenue.

Additionally, the Company is exposed to potential penalties imposed by U.S. Customs on these claims. In December 2009, the Company received formal pre-penalty notices from U.S. Customs imposing penalties in the amount of $1.7 million. While the Company has the opportunity to negotiate with U.S. Customs to potentially obtain relief of these penalties, due to the inherent uncertainty of the penalty process, the Company has accrued the full amount of the penalties as of December 31, 2009. There was no change to the amount accrued for penalties during the nine months ended September 30, 2010.

During the fourth quarter of 2007, the Company began filing new duty drawback claims through a new authorized agent. Claims filed through December 31, 2009 totaled $3.0 million. During the three and nine

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements
(Unaudited)

(In thousands, except share and per share amounts, unless otherwise indicated)

months ended September 30, 2010, the Company filed additional claims totaling $3.7 million and $5.5 million, respectively. As a result of the open investigation discussed above, the Company has not recognized any credits to cost of sales upon the filing of these new claims. The Company intends to record these credits when payment is received from U.S. Customs until a consistent history of receipts against claims filed has been established.

Other Matters

The Company is also the subject of, or a party to, a number of other pending or threatened legal actions involving a variety of matters incidental to its business. The Company is of the opinion that the ultimate resolution of these matters will not have a material adverse effect on the results of the operations, cash flows, or the financial position of the Company.

Note 14—	SEGMENT REPORTING:

The Company has three reportable segments: the Titanium Group, the Fabrication Group, and the Distribution Group.

The Titanium Group’s products consist primarily of titanium mill products and ferro titanium alloys. The mill products are sold to a customer base consisting primarily of manufacturing and fabrication companies in the supply chain for the commercial aerospace, defense, and industrial and consumer markets. Customers include prime aircraft manufacturers and their family of subcontractors including fabricators, forge shops, extruders, casting producers, fastener manufacturers, machine shops, and metal distribution companies. Titanium mill products are semi-finished goods and usually represent the raw or starting material for these customers who then form, fabricate, machine, or further process the products into semi-finished and finished parts.

The Fabrication Group is comprised of companies with significant hard-metal expertise that extrude, fabricate, machine, and assemble titanium and other specialty metal parts and components. Its products, many of which are complex engineered parts and assemblies, serve the commercial aerospace, defense, oil and gas, power generation, medical device, and chemical process industries, as well as a number of other industrial and consumer markets.

The Distribution Group stocks, distributes, finishes, cuts-to-size, and facilitates just-in-time delivery services of titanium, steel, and other specialty metal products, primarily nickel-based specialty alloys.

Both the Fabrication Group and the Distribution Group utilize the Titanium Group as their primary source of titanium mill products. Intersegment sales are accounted for at prices that are generally established by reference to similar transactions with unaffiliated customers. Reportable segments are measured based on segment operating income after an allocation of certain corporate items such as general corporate overhead and expenses. Assets of general corporate activities include unallocated cash and deferred taxes.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements
(Unaudited)

(In thousands, except share and per share amounts, unless otherwise indicated)

A summary of financial information by reportable segment is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net sales:
Titanium Group	$32,263	$28,853	$101,660	$86,280
Intersegment sales	20,006	25,586	67,062	94,615

Total Titanium Group net sales	52,269	54,439	168,722	180,895

Fabrication Group	34,116	27,334	100,013	79,885
Intersegment sales	12,753	15,986	40,184	44,561

Total Fabrication Group net sales	46,869	43,320	140,197	124,446

Distribution Group	36,214	44,060	115,456	144,490
Intersegment sales	835	598	2,116	1,863

Total Distribution Group net sales	37,049	44,658	117,572	146,353

Eliminations	33,594	42,170	109,362	141,039

Total consolidated net sales	$102,593	$100,247	$317,129	$310,655

Operating income (loss):
Titanium Group before corporate allocations	$3,633	$3,591	$24,570	$15,066
Corporate allocations	(2,328)	(2,569)	(6,441)	(7,713)

Total Titanium Group operating income	1,305	1,022	18,129	7,353

Fabrication Group before corporate allocations	187	1,898	(291)	(6,968)
Corporate allocations	(3,205)	(2,394)	(8,784)	(7,185)

Total Fabrication Group operating loss	(3,018)	(496)	(9,075)	(14,153)

Distribution Group before corporate allocations	1,268	3,349	7,455	12,101
Corporate allocations	(1,783)	(1,904)	(4,964)	(5,712)

Total Distribution Group operating income	(515)	1,445	2,491	6,389

Total consolidated operating income (loss)	$(2,228)	$1,971	$11,545	$(411)

	September 30,	December 31,
	2010	2009

Total assets:
Titanium Group	$370,622	$365,725
Fabrication Group	248,938	239,847
Distribution Group	124,273	140,666
General corporate assets	113,754	108,497

Total consolidated assets	$857,587	$854,735

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements
(Unaudited)

(In thousands, except share and per share amounts, unless otherwise indicated)

Note 15—	FINANCIAL INSTRUMENTS:

When appropriate, the Company uses derivatives to manage its exposure to changes in interest and exchange rates. The Company’s derivative financial instruments are recognized on the balance sheet at fair value. Changes in the fair value of derivative instruments designated as “cash flow” hedges, to the extent the hedges are highly effective, are recorded in other comprehensive income, net of tax effects. The ineffective portions of “cash flow” hedges, if any, are recorded into current period earnings. Amounts recorded in other comprehensive income are reclassified into current period earnings when the hedged transaction affects earnings. Changes in the fair value of derivative instruments designated as “fair value” hedges, along with corresponding changes in the fair values of the hedged assets or liabilities, are recorded in current period earnings.

As of September 30, 2010, the Company maintained foreign currency forward contracts, with notional amounts totaling €403, to manage foreign currency exposure related to equipment purchases associated with the Company’s ongoing capital expansion projects. These forward contracts settle throughout 2010. These forward contracts have not been designated as hedging instruments; therefore changes in the fair value of these forward contracts are recorded in current period earnings within other income (expense).

A summary of the Company’s derivative instrument portfolio as of September 30, 2010, is below:

	Designated as	Balance Sheet
	Hedging Instrument	Location	Asset Fair Value

Foreign currency forward contracts	No	Other current assets	$4

The Company had no interest rate swaps as of September 30, 2010.

Note 16—	FAIR VALUE MEASUREMENTS:

For certain of the Company’s financial instruments and account groupings, including cash, short-term investments, accounts receivable, accounts payable, accrued wages and other employee costs, unearned revenue, other accrued liabilities, and long-term debt, the carrying value approximates the fair value of these instruments and groupings.

The Financial Accounting Standards Board (“FASB”) defines fair value as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, a three-tier fair value hierarchy prioritizes the inputs utilized in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs other than the quoted prices in active markets that are observable either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data and which requires the Company to develop its own assumptions. The hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. On a recurring basis, the Company measures certain financial assets and liabilities at fair value, including its cash equivalents. The Company had no derivative instruments at December 31, 2009.

The Company’s cash and cash equivalents and short-term investments are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices. The Company’s foreign currency forward contracts are estimated utilizing the terms of the contracts and available forward pricing information. However, because these derivative contracts are unique and not actively traded, the fair values are classified as Level 2 estimates.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements
(Unaudited)

(In thousands, except share and per share amounts, unless otherwise indicated)

Listed below are the Company’s assets and their fair values that are measured at fair value on a recurring basis as of September 30, 2010. There were no liabilities that are measured at fair value on a recurring basis as of September 30, 2010. There were no transfers between levels for the nine months ended September 30, 2010.

		Significant	Significant
	Quoted Market	Other Observable	Unobservable
	Prices	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total

Cash and cash equivalents	$113,634	$—	$—	$113,634
Short-term investments	20,257	—	—	20,257
Foreign currency forward contracts	—	4	—	4

Total assets	$133,891	$4	$—	$133,895

As of September 30, 2010 the Company had no liabilities that were measured on a non-recurring basis.

Listed below are the Company’s assets, and their fair values, that are measured and recorded on a non-recurring basis as of September 30, 2010, and the losses recorded during the nine months ended September 30, 2010 on those assets.

					Total	Total
			Significant		Charges for	Charges for
	Net Carrying	Quoted	Other	Significant	Three Months	Nine Months
	Value as of	Market	Observable	Unobservable	Ended	Ended
	September 30,	Prices	Inputs	Inputs	September 30,	September 30,
	2010	(Level 1)	(Level 2)	(Level 3)	2010	2010

Sponge plant construction-related assets	$1,545	$—	$—	$1,545	$—	$(1,901)

The Company determined the fair value of its sponge plant-related assets using Level 3 inputs. The fair values of these assets were determined based upon quoted scrap metal prices multiplied by the estimated weight of various metallic components of the assets.

Note 17—	CREDIT AGREEMENT:

The Company maintains a $225 million revolving credit facility under its Amended and Restated Credit Agreement (the “Credit Agreement”) which matures on September 27, 2012. The Company had no borrowings outstanding under the Credit Agreement during the nine months ended September 30, 2010 or 2009. Borrowings under the Credit Agreement bear interest at the option of the Company at a rate equal to the London Interbank Offered Rate (the “Libor Rate”) plus an applicable margin or a prime rate plus an applicable margin. In addition, the Company pays a facility fee in connection with the Credit Agreement. Both the applicable margin and the facility fee vary based upon the Company’s Consolidated Net Debt to Consolidated EBITDA, as defined in the Credit Agreement. Based upon the Company’s Consolidated EBITDA for the twelve months ended September 30, 2010, the Company could borrow up to $98 million under the Credit Agreement.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements
(Unaudited)

(In thousands, except share and per share amounts, unless otherwise indicated)

Note 18—	NEW ACCOUNTING STANDARDS:

In January 2010, the FASB issued authoritative guidance to require new fair value measurement and classification disclosures, and to clarify existing disclosures. The guidance requires disclosures about transfers into and out of Levels 1 and 2 of the fair value hierarchy, and separate disclosures about purchases, sales, issuances and settlements relating to Level 3 measurements. The guidance is effective for interim and annual periods beginning after December 15, 2009, with the exception that the Level 3 activity disclosure requirement will be effective for interim periods for fiscal years beginning after December 15, 2010. Adoption of the revised guidance did not have an effect on the Company’s Consolidated Financial Statements.

In February 2010, the FASB issued authoritative guidance amending the disclosure requirements for events that occur after the balance sheet date but before financial statements are issued, eliminating the need to disclose the date through which subsequent events have been evaluated. The new guidance became effective upon issuance of the guidance on February 24, 2010. Adoption of the revised guidance did not have a material effect on the Company’s Consolidated Financial Statements.

Note 19—	GUARANTOR SUBSIDIARIES

The Company’s may issue public debt (the “Guaranteed Notes”) that will be jointly and severally, fully and unconditionally guaranteed by RTI International Metals, Inc., and several of its wholly-owned subsidiaries (the “Guarantor Subsidiaries”). Separate financial statements of RTI International Metals Inc. and each of the Guarantor Subsidiaries are not presented because the guarantees will be full and unconditional and the Guarantor Subsidiaries will be jointly and severally liable. The Company believes separate financial statements and other disclosures concerning the Guarantor Subsidiaries would not be material to investors in the Guaranteed Notes.

There are no current restrictions on the ability of the Guarantor Subsidiaries to make payments under the guarantees referred to above, except, however, the obligations of each guarantor under its guarantee will be limited to the maximum amount as will result in obligations of such guarantor under its guarantee not constituting a fraudulent conveyance or fraudulent transfer for purposes of Bankruptcy law, the Uniform Conveyance Act, the Uniform Fraudulent Transfer Act, or any similar Federal or state law.

     The following tables present summarized financial information as of September 30, 2010, and December 31, 2009 and for the three and nine months ended September 30, 2010 and 2009:
Condensed Consolidating
Statement of Operations
Three Months Ended September 30, 2010

	RTI
	International	Guarantor	Non-Guarantor
	Metals, Inc.	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Net sales	$(667)	$63,070	$68,103	$(27,913)	$102,593

Costs and expenses:
Cost of sales	—	55,955	60,376	(27,913)	88,418
Selling, general, and administrative expenses	(611)	5,656	10,726	—	15,771
Research, technical, and product development expenses	—	783	—	—	783
Asset and asset-related charges (income)	—	—	(151)	—	(151)

Operating income (loss)	(56)	676	(2,848)	—	(2,228)

Other income (expense)	38	(54)	(503)	—	(519)
Interest income (expense)	(399)	1,296	(1,034)	—	(137)
Equity in earnings of subsidiary	(6,766)	—	—	6,766	—

Income (loss) before income taxes	(7,183)	1,918	(4,385)	6,766	(2,884)

Provision for (benefit from) income taxes	9,592	5,211	(912)	—	13,891

Net income (loss)	$(16,775)	$(3,293)	$(3,473)	$6,766	$(16,775)

Condensed Consolidating
Statement of Operations
Three Months Ended September 30, 2009

	RTI
	International	Guarantor	Non-Guarantor
	Metals, Inc.	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Net sales	$—	$61,659	$69,498	$(30,910)	$100,247

Costs and expenses:
Cost of sales	—	52,916	60,420	(30,910)	82,426
Selling, general, and administrative expenses	(2,027)	5,876	11,535	—	15,384
Research, technical, and product development expenses	—	466	—	—	466
Asset and asset-related charges (income)	—	—	—	—	—

Operating income (loss)	2,027	2,401	(2,457)	—	1,971

Other income (expense)	312	(1)	(59)	—	252
Interest income (expense)	(8,371)	2,943	(1,546)	—	(6,974)
Equity in earnings of subsidiary	(104)	—	—	104	—

Income (loss) before income taxes	(6,136)	5,343	(4,062)	104	(4,751)

Provision for (benefit from) income taxes	$2,516	$2,074	$(689)	$—	$3,901

Net income (loss)	$(8,652)	$3,269	$(3,373)	$104	$(8,652)

Condensed Consolidating
Statement of Operations
Nine Months Ended September 30, 2010

	RTI
	International	Guarantor	Non-Guarantor
	Metals, Inc.	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Net sales	$13,493	$177,819	$208,261	$(82,444)	$317,129

Costs and expenses:
Cost of sales	—	160,161	180,765	(82,444)	258,482
Selling, general, and administrative expenses	10,213	3,617	33,998	—	47,828
Research, technical, and product development expenses	—	2,536	—	—	2,536
Asset and asset-related charges (income)	—	—	(3,262)	—	(3,262)

Operating income (loss)	3,280	11,505	(3,240)	—	11,545

Other income (expense)	(48)	4	(109)	—	(153)
Interest income (expense)	(1,215)	4,068	(3,323)	—	(470)
Equity in earnings of subsidiary	3,455	—	—	(3,455)	—

Income (loss) before income taxes	5,472	15,577	(6,672)	(3,455)	10,922

Provision for (benefit from) income taxes	610	4,802	648	—	6,060

Net income (loss)	$4,862	$10,775	$(7,320)	$(3,455)	$4,862

Condensed Consolidating
Statement of Operations
Nine Months Ended September 30, 2009

	RTI
	International	Guarantor	Non-Guarantor
	Metals, Inc.	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Net sales	$—	$193,920	$221,039	$(104,304)	$310,655

Costs and expenses:
Cost of sales	—	170,472	196,879	(104,304)	263,047
Selling, general, and administrative expenses	(6,077)	16,900	35,703	—	46,526
Research, technical, and product development expenses	—	1,493	—	—	1,493
Asset and asset-related charges (income)	—	—	—	—	—

Operating income (loss)	6,077	5,055	(11,543)	—	(411)

Other income (expense)	1,616	108	282	—	2,006
Interest income (expense)	(13,798)	7,645	(4,529)	—	(10,682)
Equity in earnings of subsidiary	(2,480)	—	—	2,480	—

Income (loss) before income taxes	(8,585)	12,808	(15,790)	2,480	(9,087)

Provision for (benefit from) income taxes	1,401	2,869	(3,371)	—	899

Net income (loss)	$(9,986)	$9,939	$(12,419)	$2,480	$(9,986)

Condensed Consolidating
Balance Sheet
As of September 30, 2010

	RTI
	International	Guarantor	Non-Guarantor
	Metals, Inc.	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Current assets:
Cash and cash equivalents	$—	$93,289	$20,345	$—	$113,634
Short-term investments	—	20,257	—	—	20,257
Receivables	—	32,879	35,901	(15,474)	53,306
Inventories, net	—	158,393	116,366	—	274,759
Deferred income taxes	24,624	1,207	83	—	25,914
Other current assets	5,921	1,243	1,262	(1,392)	7,034

Total current assets	30,545	307,268	173,957	(16,866)	494,904

Property, plant, and equipment, net	1,147	191,377	62,081	—	254,605
Goodwill	—	18,097	23,242	—	41,339
Other intangible assets, net	—	—	13,851	—	13,851
Deferred income taxes	9,749	21,875	23,190	(3,003)	51,811
Other noncurrent assets	902	36	140	(1)	1,077
Intercompany investments	643,493	71,231	180	(714,904)	—

Total assets	$685,836	$609,884	$296,641	$(734,774)	$857,587

Current liabilities:
Accounts payable	$366	$27,034	$30,109	$(15,474)	$42,035
Accrued wages and other employee costs	4,660	6,185	6,659	—	17,504
Unearned revenue	—	—	15,211	—	15,211
Accrued income taxes	—	—	1,392	(1,392)	—
Current liability for other post-retirement benefits	—	2,476	—	—	2,476
Current liability for pension benefits	140	—	—	—	140
Other accrued liabilities	3,844	7,500	7,897	—	19,241

Total current liabilities	9,010	43,195	61,268	(16,866)	96,607

Long-term debt	—	40	8	—	48
Intercompany debt	28,080	43,799	93,701	(165,580)	—
Noncurrent liability for post-retirement benefits	—	35,320	—	—	35,320
Noncurrent liability for pension benefits	3,300	22,169	677	—	26,146
Deferred income taxes	—	—	3,065	(3,003)	62
Other noncurrent liabilities	3,885	3,672	—	(1)	7,556

Total liabilities	44,275	148,195	158,719	(185,450)	165,739

Shareholders’ equity	641,561	461,689	137,922	(549,324)	691,848

Total liabilities and shareholders’ equity	$685,836	$609,884	$296,641	$(734,774)	$857,587

Condensed Consolidating
Balance Sheet
As of December 31, 2009

	RTI
	International	Guarantor	Non-Guarantor
	Metals, Inc.	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Current assets:
Cash and cash equivalents	$—	$45,525	$10,691	$—	$56,216
Short-term investments	—	65,042	—	—	65,042
Receivables	—	32,145	45,646	(16,867)	60,924
Inventories, net	—	154,192	112,695	—	266,887
Deferred income taxes	20,080	1,207	—	(50)	21,237
Other current assets	15,590	1,291	30,241	(25,712)	21,410

Total current assets	35,670	299,402	199,273	(42,629)	491,716

Property, plant, and equipment, net	1,443	181,443	69,415	—	252,301
Goodwill	—	18,097	22,971	—	41,068
Other intangible assets, net	—	—	14,299	—	14,299
Deferred income taxes	16,613	22,989	17,942	(3,730)	53,814
Other noncurrent assets	1,240	36	262	(1)	1,537
Intercompany investments	627,663	153,743	180	(781,586)	—

Total assets	$682,629	$675,710	$324,342	$(827,946)	$854,735

Current liabilities:
Accounts payable	$361	$27,399	$28,300	$(16,867)	$39,193
Accrued wages and other employee costs	754	5,584	3,458	—	9,796
Unearned revenue	—	120	21,712	—	21,832
Accrued income taxes	25,712	—	—	(25,712)	—
Current liability for other post-retirement benefits	—	2,476	—	—	2,476
Current liability for pension benefits	140	—	—	—	140
Other accrued liabilities	5,557	11,820	13,191	(50)	30,518

Total current liabilities	32,524	47,399	66,661	(42,629)	103,955

Long-term debt	—	60	21	—	81
Intercompany debt	6,471	—	113,141	(119,612)	—
Noncurrent liability for post-retirement benefits	—	34,530	—	—	34,530
Noncurrent liability for pension benefits	5,296	22,129	677	—	28,102
Deferred income taxes	—	—	3,974	(3,730)	244
Other noncurrent liabilities	6,133	2,485	—	(1)	8,617

Total liabilities	50,424	106,603	184,474	(165,972)	175,529

Shareholders’ equity	632,205	569,107	139,868	(661,974)	679,206

Total liabilities and shareholders’ equity	$682,629	$675,710	$324,342	$(827,946)	$854,735

Condensed Consolidating
Statement of Cash Flows
Nine Months Ended September 30, 2010

	RTI
	International	Guarantor	Non-Guarantor
	Metals, Inc.	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash provided by (used in) operating activities	$18,110	$12,821	$680	$—	$31,611

Cash flows from investing activities:
Capital Expenditures	—	(19,641)	(3,218)	—	(22,859)
Other	(15,830)	41,885	1,433	18,730	46,218

Cash provided by (used in) investing activities	(15,830)	22,244	(1,785)	18,730	23,359

Cash flows from financing activities:
Borrowings on long-term debt	—	—	—	—	—
Repayments on long-term debt	—	(20)	(13)	—	(33)
Purchase of common stock held in treasury	(345)	—	—	—	(345)
Proceeds from equity offering, net	—	—	—	—	—
Other	(1,935)	12,719	9,279	(18,730)	1,333

Cash provided by (used in) financing activities	(2,280)	12,699	9,266	(18,730)	955

Effect of exchange rate changes on cash and cash equivalents	—	—	1,493	—	1,493

Increase (decrease) in cash and cash equivalents	—	47,764	9,654	—	57,418
Cash and cash equivalents at beginning of period	—	45,525	10,691	—	56,216

Cash and cash equivalents at end of period	$—	$93,289	$20,345	$—	$113,634

Condensed Consolidating
Statement of Cash Flows
Nine Months Ended September 30, 2009

	RTI
	International	Guarantor	Non-Guarantor
	Metals, Inc.	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash provided by (used in) operating activities	$(8,666)	$24,113	$1,291	$—	$16,738

Cash flows from investing activities:
Capital Expenditures	(33)	(50,150)	(13,179)	—	(63,362)
Other	(19,374)	(48,717)	—	28,091	(40,000)

Cash provided by (used in) investing activities	(19,407)	(98,867)	(13,179)	28,091	(103,362)

Cash flows from financing activities:
Borrowings on long-term debt	—	—	1,181	—	1,181
Repayments on long-term debt	(225,000)	(24)	(18,425)	—	(243,449)
Purchase of common stock held in treasury	(88)	—	—	—	(88)
Proceeds from equity offering, net	127,423	—	—	—	127,423
Other	125,739	(121,072)	23,614	(28,091)	190

Cash provided by (used in) financing activities	28,074	(121,096)	6,370	(28,091)	(114,743)

Effect of exchange rate changes on cash and cash equivalents	—	—	1,651	—	1,651

Increase (decrease) in cash and cash equivalents	1	(195,850)	(3,867)	—	(199,716)
Cash and cash equivalents at beginning of period	—	272,314	12,135	—	284,449

Cash and cash equivalents at end of period	$1	$76,464	$8,268	$—	$84,733